Exhibit 10.12
NINTH AMENDMENT TO THE
INGRAM MICRO 401(k) INVESTMENT SAVINGS PLAN
     The Ingram Micro 401(k) Investment Savings Plan, which was restated as of April 1, 2005, is hereby amended in the following manner in accordance with the amendment procedures set forth in Section 12.1 of the Plan. This Amendment is effective with respect to Plan Years beginning after December 31, 2009.
     Section 8.7(b) is amended by the addition of the following at the end thereof:
“The term ‘Eligible Rollover Distribution’ shall include any distribution to a designated beneficiary which would be treated as an Eligible Rollover Distribution by reason of Section 8.7(g) (as added by the Fifth Amendment to the Plan) if the requirements of Section 8.7(g) were satisfied.”
     IN WITNESS WHEREOF, this Ninth Amendment is executed on the date set forth below.

INGRAM MICRO INC.

By:	/s/ Lynn Jolliffe
Title:	EVP, Human Resources
Date:	Dec 20, 2010